Exhibit 3.4.2

OPERATING AGREEMENT

OF

THE BERRY COMPANY LLC

This OPERATING AGREEMENT (this “Agreement”) of The Berry Company LLC, a Colorado limited liability company (the “Company”), is effective as of May 21, 2008 by Local Insight Regatta Holdings, Inc., a Delaware corporation, as sole member (the “Member”) of the Company.

1. Name. The name of the Company is The Berry Company LLC.

2. Purpose. The Company does and will exist for the object and purpose of, and the nature of the business to be conducted and promoted by the Company and is and will be, engaging in any lawful act or activity for which limited liability companies may be formed under the Colorado Limited Liability Company Act (Colo. Rev. Stat. §7-80-101, et seq.), as in effect from time to time (the “Act”), and engaging in any and all activities necessary or incidental to the foregoing.

3. Member. The name and mailing address of the sole Member is as follows:

Local Insight Regatta Holdings, Inc.

188 Inverness Drive West, Suite 800

Englewood, Colorado 80112

4. Powers. The Manager of the Company shall manage the Company in accordance with this Agreement. The actions of the Manager taken in such capacity and in accordance with this Agreement shall bind the Company.

(i) The Manager shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business, operations and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Subject to the provisions of this Agreement, the Manager (and the officers appointed under clause (ii) below) shall have general and active management of the day to day business and operations of the Company. In addition, the Manager shall have such other powers and duties as may be prescribed by this Agreement. Such duties may be delegated by the Manager to officers, agents or employees of the Company as the Manager may deem appropriate from time to time.

(ii) The Manager may, from time to time, designate one or more persons to be officers of the Company. No officer need be a member of the Company. Any officers so designated will have such authority and perform such duties as the Manager may, from time to time, delegate to them. The Manager may assign titles to particular officers, including, without limitation, chairman, chief executive officer, president, chief financial officer, vice president, chief operating officer, secretary, assistant secretary, treasurer, assistant treasurer and general counsel. Each officer will hold office until his or her successor will be duly designated and will qualify or until his or her death or until he or she will resign or will have been removed by the Manager as set forth below. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company will be fixed from time to time by the Manager or by any officer acting within his or her authority. Any officer may be removed as such, either with or without cause, by the Manager whenever in his, her or its judgment the best interests of the Company will be served thereby. Any vacancy occurring in any office of the Company may be filled by the Manager.

(iii) The initial Manager of the Company shall be Local Insight Regatta Holdings, Inc. and shall serve until its resignation. Upon vacancy in the position of Manager, a new Manager shall be appointed by the Member.

(iv) The names of the initial officers of the Company, and their respective titles, are set forth on the attached Schedule 1. Such officers are authorized to control the day to day operations and business of the Company.

5. Actions without Meetings. Any action required to be taken at any annual or special meeting of the Member, or any action that may be taken at an annual or special meeting of the Member, may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall have been signed by the Member. Any action required to be taken at any annual or special meeting of the Manager, or any action that may be taken at an annual or special meeting of the Manager, may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall have been signed by the Manager.

6. Tax Elections. The fiscal and taxable year of the Company shall be the calendar year.

7. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following (a) the written consent of the Manager, (b) the resignation, expulsion, insolvency, bankruptcy or dissolution of the Member, or (c) the occurrence of any other event which terminates the continued membership of the Member in the Company.

8. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

9. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

10. Governing Law. This Agreement shall be governed by, and construed under, the internal laws of the State of Colorado, all rights and remedies being governed by said laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Operating Agreement of The Berry Company LLC as of the date first written above.

Local Insight Regatta Holdings, Inc. Sole Member

By:	/s/ John S. Fischer
John S. Fischer General Counsel and Secretary

Schedule 1

Initial Officers

Name	Title
Daniel Graham	President and Chief Executive Officer

Kathy Geiger-Schwab	Chief Operating Officer

James Stirbis	Chief Financial Officer and Treasurer

John S. Fischer	General Counsel and Secretary

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